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HOUSE OF TAYLOR JEWELRY COMPLETES PRIVATE OFFERING

-- Company Increases Deal Size to $11.6 Million from $10 Million to Accommodate Added Interest --

LOS ANGELES, May 15, 2006 -- House of Taylor Jewelry, Inc. (Nasdaq: HOTJ), an international jewelry company that serves fine jewelry retailers worldwide, said today it has completed a private offering to institutional and other accredited investors for the sale of senior, secured convertible notes and warrants in an aggregate principal amount of approximately $11.6 million before deductions for fees and expenses.

The company had previously announced that it had signed commitments for $10 million in financing, but increased the amount to accommodate investor interest.

Jack Abramov, president and chief executive officer of House of Taylor, said proceeds will be used primarily to fund inventory purchases, execute marketing and corporate partnering initiatives and for general working capital purposes.

“The offering will allow us to move forward with our expansion plans, bring more product to retailers and pursue growth opportunities,” Abramov said. “It was particularly gratifying that investor interest enabled us to increase the size of the transaction by more than ten percent.”

Abramov said management and other principal shareholders of the company participated in the private offering on the same terms as other investors.

The notes bear interest at the annual rate of 9.75%, payable quarterly, commencing July 1, 2006 and are convertible into approximately 2,540,000 shares of common stock at an initial conversion price of $4.00 per share. The warrants allow the holders to purchase 1,905,000 shares of common stock and may be exercised at any time commencing November 2006 at $5.00 per share. The warrants have a term of 60 months. The initial conversion price of the notes and the initial exercise price of the warrants are subject to adjustment on certain events.

House of Taylor plans to file a resale registration statement with the Securities and Exchange Commission within 45 days for the purpose of registering for resale the shares of common stock underlying the securities sold in the financing.

About House of Taylor Jewelry

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family. It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth ®, House of Taylor Jewelry®, and Kathy Ireland Jewelry® Exclusively for House of Taylor Jewelry. More information on the company can be found at www.hotj.com.

Descriptions of financing documents mentioned in this release are a summary of those agreements and are not complete. Readers should review those agreements, forms of which have been filed as exhibits to the company's current Report on Form 8-K, for a complete understanding of the terms and conditions associated with this financing. The securities to be offered in the proposed financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Certain statements included in this press release, including, but not limited to, moving forward with expansion plans, bringing more product to retailers and pursuing other growth opportunities,  constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company’s branded products in the marketplace; and the characteristics and pricing of the company’s branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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